Exhibit 4.1
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
     This Amendment No. 1 (this “Amendment”) to Rights Agreement dated as of December 28, 2005 (the “Agreement”), between Wabash National Corporation, a Delaware corporation (the “Company”), and National City Bank (the “Rights Agent”), is effective as of July 17, 2009.
     WHEREAS, the Company desires to make the application of the Agreement inapplicable to Trailer Investments, LLC and certain of its affiliates; and
     WHEREAS, the Company has delivered to the Rights Agent an appropriate certificate pursuant to Section 27 of the Agreement; and
     WHEREAS, in accordance with Section 27 of the Agreement, this Amendment shall become effective immediately upon execution by the Company, whether or not also executed by the Rights Agent.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
Section 1. Amendments to the Agreement.
     (a) The first sentence of Section 1(a) of the Agreement relating to the definition of “Acquiring Person” is deleted in its entirety and replaced with the following:
“Acquiring Person” shall mean any Person that, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock of the Company then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such employee benefit plan to the extent, and only to the extent, of such shares of Common Stock so held, or (iv) any Trailer Entity.
     (b) Section 1(j) of the Agreement relating to the definition of “Distribution Date” is deleted in its entirety and replaced with the following:
“Distribution Date” shall mean the earlier of (i) the Close of Business on the tenth Business Day after the Stock Acquisition Date (or, if the tenth Business Day after the Stock Acquisition Date occurs before the Record Date, the Close of Business on the Record Date), or (ii) the Close of Business on the tenth Business Day (or, if such tenth Business Day occurs before the Record Date, the Close of Business on the Record Date), or such specified or unspecified later date on or after the Record Date as may be determined by action of the Board prior to such time as any Person becomes an Acquiring Person, after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person holding shares of Common Stock for or pursuant to the terms of any such employee benefit plan, or any Trailer Entity) of, or of the first public announcement of the intention of any Person (other than any of the Persons referred to in the preceding parenthetical) to commence, a tender or exchange offer the consummation of which would result in such Person becoming the beneficial owner of 20% or more of the outstanding shares of Common Stock.
     (c) The following additional defined terms shall be added to Section 1 of the Agreement:
“Trailer Entities” means Trailer Investments and each other Person which directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, Trailer Investments, where (i) “Person” means any individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or other form of entity not specifically listed in the foregoing, and (ii) where “Control,” “Controlled by” or “under common Control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Trailer Investments” means Trailer Investments, LLC, a Delaware limited liability company.
     (d) Section 11(a)(ii) of the Agreement is deleted in its entirety and replaced with the following:
Subject to Section 23 and Section 24 of this Agreement, in the event that any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, any Person organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan, or any Trailer Entity), alone or together with its Affiliates and Associates, shall become an Acquiring Person, unless the event causing such Person to become an Acquiring Person is a transaction set forth in Section 13(a) hereof, or is an acquisition of shares of Common Stock pursuant to a cash tender offer made pursuant to Section 14(d) of the Exchange Act for all outstanding shares of Common Stock (other than shares of Common Stock beneficially owned by the Person making the offer or by its Affiliates or Associates) at a price and on terms determined by at least two-thirds of the Board, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders (taking into account all factors which such members of the Board deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, proper provision shall be made so that promptly following the Redemption Period (as defined in Section 23(a)), each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof and payment of an amount equal to the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-thousandths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-thousandths of a share of Preferred Stock for which a Right was or would have been exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, whether or not such Right was then exercisable, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the “Purchase Price ” for each Right and for all purposes of this Agreement except to the extent set forth in Section 13 hereof) by 50% of the current market price per share of Common Stock (determined pursuant to Section 11(d) hereof) on the date of such first occurrence (such number of shares, the “Adjustment Shares ”).
     (e) The second sentence of Section 24(a) of the Agreement is deleted in its entirety and replaced with the following:
Notwithstanding the foregoing, the Board shall not be empowered to effect such exchange at any time after any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or any such Subsidiary, any entity holding Common Stock for or pursuant to the terms of any such employee benefit plan, or any Trailer Entity), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Stock then outstanding.
Section 2. Governing Law.
     This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state.
Section 3. Severability.
     If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
Section 4. Effect of Amendment.
     This Amendment is effective immediately upon execution by the Company, whether or not also executed by the Rights Agent. The Agreement, as amended by this Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

Section 5. Counterparts.
     This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

WABASH NATIONAL CORPORATION
By:	/s/ Robert J. Smith
Robert J. Smith
Senior Vice President and Chief Financial Officer

NATIONAL CITY BANK
By:
Name:
Title:

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